Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2006, except for Note No. 8, as to which the date is March 31, 2006, accompanying the consolidated financial statements in the Annual Report of Phoenix Footwear Group, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Phoenix Footwear Group, Inc. on Form S-8 (File No. 333-139788, effective January 3, 2007, File No. 333-139789 effective January 3, 2007, File No. 333-117245, effective July 8, 2004, File No. 333-116391, effective June 10, 2004 and File No. 333-69066, effective September 7, 2001).

Grant Thornton LLP

Los Angeles, California

March 30, 2007